Exhibit 99.2

SABMILLER AND MOLSON COORS TO COMBINE U.S. OPERATIONS IN JOINT VENTURE

•                  Combination of complementary assets will create a stronger, more competitive U.S. brewer with an enhanced brand portfolio

•                  Greater scale and resources will allow additional investment in brands, product innovation and sales execution

•                  Consumers and retailers will benefit from greater choice and access to brands

•                  Distributors will benefit from a superior core brand portfolio, simplified systems, lower operating costs and improved chain account programs

•                  $500 million of annual cost synergies will enhance financial performance

•                  SABMiller and Molson Coors with 50%/50% voting interest and 58%/42% economic interest

9 October 2007 (London and Denver) — SABMiller plc (SAB.L) and Molson Coors Brewing Company (NYSE: TAP; TSX) today announced that they have signed a letter of intent to combine the U.S. and Puerto Rico operations of their respective subsidiaries, Miller and Coors, in a joint venture to create a stronger, brand-led U.S. brewer with the scale, resources and distribution platform to compete more effectively in the increasingly competitive U.S. marketplace.

The new company, which will be called MillerCoors, will have annual pro forma combined beer sales of 69 million U.S. barrels (81 million hectoliters) and net revenues of approximately $6.6 billion. Pro forma combined EBITDA will be approximately $842 million(1). SABMiller and Molson Coors expect the transaction to generate approximately $500 million in annual cost synergies to be delivered in full by the third full financial year of combined operations. The transaction is expected to be earnings accretive to both companies in the second full financial year of combined operations. Closing of the transaction is subject to reaching final agreement, obtaining clearance from U.S. competition authorities, certain other regulatory clearances and third-party consents, as required.

SABMiller and Molson Coors will each have a 50% voting interest in the joint venture and have five representatives each on its Board of Directors. Based on the economic value of the contributed assets, SABMiller will have a 58% economic interest in the joint venture and Molson Coors will have a 42% economic interest.

(1) Figures are based on Miller’s net revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) in the U.S. and Puerto Rico for the year ended 31 March 2007, which under IFRS were $3.9 billion and $484 million respectively. Net revenue and EBITDA excluding special items for Molson Coors’ U.S. segment for the four fiscal quarters ended 1 April 2007 under US GAAP were $2.7 billion and $358 million respectively.

Pete Coors, Vice Chairman of Molson Coors, will serve as Chairman of MillerCoors. Graham Mackay, SABMiller CEO, will serve as Vice Chairman of MillerCoors. Leo Kiely, current CEO of Molson Coors, will be the CEO of the joint venture, and Tom Long, current CEO of Miller, will be appointed President and Chief Commercial Officer.

Commenting on the transaction, Graham Mackay, Chief Executive of SABMiller, said, “We are excited by the enhanced prospects for growth and the considerable benefits to all stakeholders that this joint venture offers. Given the highly complementary nature of our U.S. assets, operations and geographic footprint, this is a logical and compelling combination that we expect will create significant value for shareholders while benefiting distributors, consumers, retailers and the market overall. We look forward to working with Molson Coors to jointly develop the combined business.”

Pete Coors, Vice Chairman of Molson Coors, said, “This transaction is driven by the profound changes in the U.S. alcohol beverage industry that are confronting both of our companies with new challenges. Consumers are broadening their tastes and are increasingly looking for greater choice and differentiation; wine and spirits companies are encroaching on traditional beer occasions, and global beer importers and craft brewers are both taking a larger share of volume and profit growth. Creating a stronger U.S. brewer will help us meet these challenges, compete more effectively and provide U.S. consumers with more choice, greater product availability and increased innovation. The Molson and Coors families are firmly in support of this strategic transaction.”

Leo Kiely, Chief Executive of Molson Coors, said, “As a result of this combination, Miller and Coors will be able to provide more focused support for our flagship brands, while taking full advantage of consumers’ demand for imported and craft brands and innovative products. Both companies have a lot of momentum in their businesses today, and I am confident that this will accelerate as we adopt the best practices of both organizations. I am delighted to have the opportunity to be part of such a dynamic team that will mesh truly great brewing traditions, management teams, employees and cultures, while retaining both companies’ commitment to social responsibility and the communities in which we operate.”

Tom Long, Chief Executive and President of Miller, said, “Many important stakeholders will see clear benefits from the new company. Distributors will benefit from a robust brand portfolio, strengthened marketing investments, reduced complexity and costs, and enhanced relationships and coverage with large chain retailers. Retail customers will have an even stronger partner to drive consumer demand through product and packaging innovation, space optimization and enhanced retail execution. Our employees will have the opportunity to work for a stronger and more competitive player in the U.S. beer industry. And the communities where we do business will see a faster growing enterprise providing important economic benefits.”

Transaction Rationale – Creation of a Stronger, Brand Led U.S. Brewer

SABMiller and Molson Coors expect that the enhanced brand portfolio, scale and combined management strength of the joint venture will allow it to better compete in the highly competitive and changing U.S marketplace and thus improve the standalone operational and financial performance of both Miller and Coors through:

•      Building a Stronger Brand Portfolio and Giving Consumers More Choice

The combined company will have a more complete and differentiated brand portfolio and the ability to invest more effectively in marketing its brands to consumers. MillerCoors will build on the unique attributes of both Miller Lite and Coors Light to ensure compelling differentiation. The new company will also be better positioned to meet the increasingly diverse demands of U.S. beverage alcohol consumers through imports like Peroni, Molson and Pilsner Urquell; craft varieties including Leinenkugel’s, Blue Moon and Henry Weinhard’s; and specialty beers like Miller Chill, Killian’s and Sparks. MillerCoors will have more flexibility and resources for brand-building initiatives and increased levels of innovation in taste, product attributes and packaging.

•      Capturing Synergies and Improving Productivity

The combination of the businesses is expected to result in identified annual cost synergies of $500 million, to come from optimization of production over the existing brewery network, reduced shipping distances, economies of scale in brewery operations and the elimination of duplication in corporate and marketing services. The expected timing of the synergies is $50 million in the first full financial year of combined operations; an additional annualized $350 million in Year Two; and another annualized $100 million in Year Three – for an aggregate annual total of $500 million. One-time cash outlays required to achieve these synergies are expected to amount to a net $450 million consisting of costs of approximately $230 million and net capital expenditure of approximately $220 million.

•      Creating a More Effective Competitor

This deal will create a stronger U.S. brewer with the scale, operational efficiency and distribution platform to compete more effectively in the U.S. against large scale brewers, both domestic and global, craft brewers, and wine and spirits producers. The joint venture will be positioned to respond more effectively to the needs of a consolidating distributor and retailer market, as well as to the cost pressures in the industry.

•      Improving the Route to Market and Benefiting Distributors and Retailers

By leveraging complementary geographic strengths and distribution systems, the joint venture will be able to better align production with consumer location. Today, approximately 60% of the volume of the combined operation is estimated to go through a shared distribution system, and the companies have found that this has enhanced distributor effectiveness. MillerCoors will also have greater capacity to invest to meet the diverse product, packaging and service requirements of increasingly demanding consumers, distributors and the retail trade. In addition, streamlined processes and systems and more effective marketing programs will enhance distributors’ ability to compete and benefit retailers.

•      Optimizing Organizational Strength

The joint venture will focus on creating a high-performing, results and value-based culture which will take the best elements of both companies to create a competitive organization, capable of the highest standards of operational and service excellence in the industry. The joint venture will continue to comply with all provisions of existing labor agreements.

Approval Process and Timetable

The transaction is subject to reaching final agreement, which is expected by the end of 2007. Closing of the transaction is also subject to obtaining clearances from the U.S. competition authorities and certain other regulatory clearances and third-party consents as required. The transaction will require the approval of a majority of Molson Coors’ Class A common and exchangeable shareholders, which is expected to be given at the time of signing the definitive agreements from the Molson and Coors families, who own a majority of such shares. The transaction does not otherwise require approval by the shareholders of either party. The Miller business and the Coors business will be conducted separately and in the ordinary course between signing and completion.

Financial and Other Information

•                  Financial information

	Miller(1) For the year ended 31 March 2007	Coors(2) For the four fiscal quarters ended 1 April 2007	Pro forma combined
Net revenue $bn	3.9	2.7	6.6
EBITDA $m	484	358	842
EBIT $m	342(3)	241	583

(1) As reported under IFRS excluding the international segment

(2) As reported under US GAAP, excluding special items

(3) Represents the North American segmental EBITA per the annual financial statements less amortization of $9 million and EBIT of $24 million attributable to the international segment.

The partners currently plan to retain leverage outside the joint venture, supported by strong cash flow generation. Therefore, the combined business will have a strong balance sheet. Cash distributions to the partners and cash flow injections from the partners will be undertaken pro rata to the partners’ economic interests.

•        Financial effects on SABMiller and Molson Coors

On a pro forma basis, the transaction is expected to be accretive to earnings per share, after synergies and synergy capture costs, for both partners in the joint venture’s second full financial year of combined operation. The transaction has been undertaken as a merger of equals and is expected to deliver substantial synergies, and therefore the SABMiller and Molson Coors Boards expect that the transaction will generate positive value and economic profit for each partner respectively in the second full financial year of combination.

•        Financial reporting

The partners will coordinate their financial reporting to ensure that both companies’ shareholders receive the same information in relation to the joint venture at the same time.

Management and Governance of the Joint Venture

In addition to the appointments of the CEO and the President and CCO of MillerCoors announced above, as part of the integration planning process, the parties will draw the senior management team of the joint venture wherever possible from existing members of the executive teams of Miller and Coors. The parties have also agreed to a process for subsequent CEO selection which will emphasize, to the extent possible, succession planning from within the joint venture.

Structure of the Transaction

The joint venture will be effected through the contribution by both parties of their U.S. and Puerto Rico operations into a limited liability company to be formed under Delaware law. Each of the parties has agreed that all its U.S. business will be conducted exclusively through the joint venture.

The international operations of Miller and Coors will not be contributed to the joint venture and will be managed separately by the respective companies. The parties will agree to appropriate brand management arrangements to protect the cross border integrity of brands in different territories. The parties will enter into appropriate contract brewing and service arrangements with the joint venture for the production of these brands for export to markets outside the U.S. and Puerto Rico(2).

SABMiller and Molson Coors will enter into a mutual standstill agreement which will prevent SABMiller and Molson Coors from making an unsolicited offer for the shares of the other party for a period of 10 years following completion of the transaction.

The parties have agreed to appropriate rights of first offer and last refusal in the event of either party wanting to sell its interest in the joint venture after an initial no sale period of 5 years.

If definitive agreements are not signed because a third party proposes a competing transaction, then if either company agrees before 31 December 2008 to implement a competing transaction, that company will pay to the other a break-up fee of $150 million.

(2) Estimated net revenue, EBITDA and EBIT on a reported basis for Miller’s international operations outside the U.S. and Puerto Rico for the year ended 31 March 2007 were $91.2 million, $26.4 million and $24.4 million respectively. Coors’ net revenue and EBITDA outside the U.S. and Puerto Rico for the four fiscal quarters ended 1 April 2007 were not material.

Overview of SABMiller

SABMiller plc is one of the world’s largest brewers with brewing interests or distribution agreements in over 60 countries across six continents. The group’s brands include premium international beers such as Miller Genuine Draft, Peroni Nastro Azzurro and Pilsner Urquell, as well as an exceptional range of market leading local brands.  Outside the USA, SABMiller plc is also one of the largest bottlers of Coca-Cola products in the world. In the year ended 31 March 2007, the group reported $3,154 million adjusted pre-tax profit and revenue of $18,620 million. SABMiller plc is listed on the London and Johannesburg stock exchanges.

For more information on SABMiller plc, visit the company’s website: www.sabmiller.com.

Overview of Molson Coors

Molson Coors is one of the world’s leading brewers. It brews, markets and sells a portfolio of premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light. It operates in Canada, through Molson Canada; in the U.S., through Coors Brewing Company; in the UK, Europe and Asia, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

Overview of Miller

Miller produces, markets and sells the Miller portfolio of brands in the U.S. The Miller business to be contributed to the joint venture (the “Miller Business”) does not include the sales of Miller brands outside the U.S., but does include the sale of other SABMiller brands in the U.S.

Financial information

The Miller Business’ net revenue, EBIT and EBITDA for the year ended 31 March 2007 under IFRS were $3.9 billion, $342 million and $484 million, respectively.

As at 31 March 2007, the Miller Business had gross assets of not more than $6.1 billion on an IFRS basis.

Overview of Coors

Coors produces, markets and sells the Coors portfolio of brands in the U.S. and Puerto Rico, which is managed as an integral part of the U.S. business, and also holds 50% interests in the Rocky Mountain Metal Corporation and Rocky Mountain Bottle Corporation joint ventures. The Coors business to be contributed to the joint venture (the “Coors Business”) will not include the sales of Coors brands outside the U.S. and Puerto Rico. The business to be contributed does include the sale of other Molson Coors brands in the U.S. and Puerto Rico.

Financial information

The Coors Business’ net revenue, EBIT and EBITDA for the four fiscal quarters ended 1 April 2007 under US GAAP were $2.7 billion, $241 million and $358 million, respectively. At 31 December 2006, the U.S. segment of Molson Coors Brewing Company reported gross assets of $2.6 billion on a U.S. GAAP basis.

Financial Community Meeting and Webcast

The companies will host a financial community meeting and webcast today at 10:00 a.m. EDT to discuss the joint venture. The meeting will be located at The New York Palace Hotel, 455 Madison Avenue, New York, New York. The live video webcast, a slide presentation and the archived video webcast will be available at www.sabmiller.com and www.molsoncoors.com.

Press are invited to attend, view the video webcast or download the meeting footage and b-roll using the following analog downlink information:

Time: 9:50 a.m. (ET)
Satellite: Galaxy 11

Transponder: KU 20

Downlink Frequency: 12100.0 Vertical

This announcement is for information only and does not constitute an offer or an invitation to acquire or dispose of any securities or investment advice or an inducement to enter into investment activity. This announcement does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire the securities of SABMiller or Molson Coors (the “Companies”) in any jurisdiction.

The distribution of this announcement may be restricted by law. Persons into whose possession this announcement comes are required by the Companies to inform themselves about and to observe any such restrictions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws, and language indicating trends, such as ”anticipated” and “expected”. It also includes financial information, of which, as of the date of this press release, the Companies’ independent auditors have not completed their review.  Although the Companies believe that the assumptions upon which their respective financial information and their respective forward-looking statements are based are reasonable, they can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Companies’ projections and expectations are disclosed in Molson Coors’ filings with the Securities and Exchange Commission and in SABMiller’s annual report and accounts for the year ended 31 March 2007 and in other documents which are available on SABMiller’s website at www.sabmiller.com. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize anticipated results from synergy initiatives; failure to obtain regulatory consents or other third party approvals; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Neither SABMiller nor Molson Coors undertakes to update forward-looking statements relating to their respective businesses, whether as a result of new information, future events or otherwise.  Neither SABMiller nor Molson Coors accepts any responsibility for any financial information contained in this press release relating to the business or operations or results or financial condition of the other or their respective groups.

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Contacts

For further information, please contact:

SABMiller / Miller		Tel: +44 20 7659 0100/ 414 931 2000

Nigel Fairbrass	Media Relations, SABMiller	Mob: +44 7799 894265
Pete Marino	Media Relations, Miller	Mob: 312/339-8833
Gary Leibowitz	Investor Relations, SABMiller	Mob: +44 7717 428540

Molson Coors / Coors

Kabira Hatland	Media Relations, Molson Coors	303/277-2555
Paul de la Plante	Media Relations, Molson Coors	303/277-2555
Dave Dunnewald	Investor Relations, Molson Coors	303/279-6565

Sard Verbinnen & Co

Drew Brown	Media Relations	212/687-8080
Jim Barron	Media Relations	212/687-8080
Carrie Bloom	Media Relations	Mob: 516/816-5662